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				  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.)*


                             RALCORP HOLDINGS, INC.
             ------------------------------------------------------
                                (NAME OF ISSUER)


                      COMMON STOCK, $0.01 PAR VALUE PER SHARE
             ------------------------------------------------------
                          (TITLE OF CLASS OF SECURITIES)


                                   751028101
             ------------------------------------------------------
                                 (CUSIP NUMBER)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes.


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Levin Capital Strategies, L.P.
      (EIN 87-0753486)

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      A Delaware Limited Partnership

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                              91,931
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               2,191,313
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                  170,863
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           2,682,335
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           2,853,198
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           5.2%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IA
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LCS Event Partners, LLC

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

     A Delaware Limited Liability Corporation

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0

                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [ ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           CO
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LCS LLC

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

     A Delaware Limited Liability Corporation

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0

                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [ ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           CO
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LCS L/S, LLC

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

     A Delaware Limited Liability Corporation

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0

                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [ ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           CO
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John A. Levin

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           0
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [ ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IN
- ------------------------------------------------------------------------------


ITEM 1.

     (A) NAME OF ISSUER:

         RALCORP HOLDINGS, INC. (the "Issuer").

     (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES OR,IF NONE, RESIDENCE:

         800 Market Street, St. Louis, Missouri 63101


ITEM 2.

     (A) NAME OF PERSON FILING:

     This schedule is being jointly filed by Levin Capital Strategies ("LCS"), LCS LLC ("LCSL"), LCS Event Partners, LLC ("LCSEP"), LCS L/S LLC ("LCSLS") and John A. Levin, the Chairman and Chief Executive Officer and controlling person of LCS, LCSL, LCSEP, LCSLS and John A. Levin are sometimes collectively referred to hereinafter as "Filer". Attached hereto as an exhibit is a copy of the joint Schedule 13G filing agreement among the reporting persons.

     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The address of the principal executive offices of LCS, LCSL, LCSEP. LCSLS and John A. Levin are: 595 Madison Avenue, 17th Floor, New York, New York 10022.

     (C) CITIZENSHIP:

     The citizenship or place of organization of the reporting person is as follows: LCS is a limited partnership organized under the laws of the State of Delaware, LCSL, LCSEP and LCSLS are limited liability corporations organized under the laws of the State of Delaware, and John A. Levin is a United States citizen.


     (D) TITLE OF CLASS OF SECURITIES:

         Common Stock, $0.01 par value per share.

     (E) CUSIP NUMBER:

         751028101


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(B), OR
240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act
          (b) [ ] Bank as defined in Section 3(a)(6) of the Act
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940
          (e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
          (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                  1(b)(ii)(G);
          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
          (j) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX.[]


ITEM 4.  OWNERSHIP.

LCS:

     (a) Amount beneficially owned: 2,853,198
     (b) Percent of Class: 5.2%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 91,931
	(ii) Share power to vote or to direct the vote: 2,191,313
       (iii) Sole power to dispose or to direct the disposition of: 170,863
	(iv) Shared power to dispose of to direct the disposition of: 2,682,335


LCS Event Partners LLC:

     (a) Amount beneficially owned: 0
     (b) Percent of Class: 0.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
	(ii) Share power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 0

LCS LLC:

     (a) Amount beneficially owned: 0
     (b) Percent of Class: 0.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
	(ii) Share power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 0


LCS L/S, LLC

     (a) Amount beneficially owned: 0
     (b) Percent of Class: 0.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
	(ii) Share power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 0


Mr. Levin disclaims beneficial ownership of all such shares.


John A. Levin:

     (a) Amount beneficially owned: 0
     (b) Percent of Class: 0.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
        (ii) Share power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP  OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
This Schedule 13G is filed by LCS, LCSL, LCSEP, LCSLS and John A. Levin with respect to Common Stock held by LCS's investment advisory accounts. Transamerica Large Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to recieve dividends from, and the proceeds from the sale of 651,942 shares. Levin Capital Trilogy Master Fund, Ltd., an offshore private investment fund, has the right to recieve dividends from, and the proceeds from the sale of 79,543 shares. Various seperately managed accounts for whom LCS acts as investment manager have the right to receive dividends from, and the proceeds from the sale of, 2,121,713 shares.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.



ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              November 16, 2012
                         ---------------------------
                                    (Date)




                         Levin Capital Strategies, L.P.

                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin
                                Chairman and Chief Executive Officer


                         LCS, LLC

                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin
                                General Partner


			 LCS Event Partners, LLC

                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin
                                General Partner


                         LCS L/S, LLC

                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin
                                General Partner



                         BY:/s/ John A. Levin
                            ------------------------
                                John A. Levin